PRESS RELEASE

Contact:	Mark E. Hood
Senior Vice President, Chief Financial Officer
Phone:	(314) 633-7255

Panera Bread Reports 47% Increase in First Quarter Net Income and
Raises Full Year Earnings Per Share Target to $1.56-$1.59

HIGHLIGHTS
-   First quarter net income increased 47% to $13.9 million
-   First quarter earnings per diluted share increased 42% to $0.44
-   First quarter revenues increased 37% to $178.1 million
-   System-wide comparable bakery-cafe sales increased 6.5% in the first quarter
-   32 new bakery-cafes opened in first quarter bringing system-wide bakery-cafes open to 773
-   2005 diluted earnings per share target range raised to $1.56 to $1.59
-   Second quarter diluted earnings per share target set at $0.32 to $0.33

St. Louis, MO, May 17, 2005 – Panera Bread Company (Nasdaq:PNRA) today reported that earnings per diluted share increased 42% to $0.44 for the quarter ended April 19, 2005 compared to $0.31 per diluted share for the quarter ended April 17, 2004. Net income for the quarter ended April 19, 2005 increased 47% to $13,923,000 compared to $9,494,000 for the same period in the prior year. As previously announced, the first quarter of 2005 included an additional three days compared to the first quarter of 2004 as the Company changed its fiscal week in 2005 to end on a Tuesday rather than Saturday.

The following table sets forth, for the periods indicated, certain items included in the Company’s consolidated statements of operations (in thousands, except per share data and percentages):

	Quarter Ended	Quarter Ended	Percentage
	April 19, 2005	April 17, 2004	Increase
Total revenue	$178,148	$129,899	37%
Net income	$13,923	$9,494	47%
Diluted earnings per share	$0.44	$0.31	42%
Shares used in diluted EPS calculation	31,400	30,705

As of April 19, 2005, there were 773 Panera Bread bakery-cafes open. During the quarter ended April 19, 2005, 32 new bakery-cafes were opened. The breakdown of bakery-cafes by Company-owned and franchised is as follows:

	Company-owned	Franchised	Total System
Bakery-cafes as of December 25, 2004	226	515	741
Bakery-cafes opened	17	15	32
Bakery-cafes as of April 19, 2005	243	530	773

Business Outlook – Fiscal 2005

The Company now expects fiscal 2005 full year earnings per diluted share of $1.56 to $1.59, an increase of 25% to 27% from 2004 results. The target assumes full year system-wide comparable sales growth at 4.5% to 6.0%, a level significantly higher than previous targets. The Company has also raised its average weekly sales target for full year 2005 to be in the range of $37,000 to $38,000 and expects operating weeks to be in the range of 41,000 to 41,500. Bakery-cafe openings in 2005 are expected to be 150 to 160 (70 company and 80-90 franchise). Capital expenditures in 2005 are expected to be $95-$100 million. The 2005 earnings per share target excludes the impact of expensing stock options which the Company will begin expensing when required in fiscal 2006.

The Company is targeting second quarter earnings per diluted share of $0.32 to $0.33, an increase of 52% to 57% compared to second quarter 2004 results. The second quarter target assumes an increase in comparable bakery-cafe sales of 6.5% to 8.0%. The Company now expects that comparable sales growth for the four weeks ending May 17, 2005 will be 9.0% to 10.0% and is targeting comparable sales growth of 5.0% to 7.0% for the remainder of the second quarter. The Company is targeting second quarter average weekly sales of $36,300 to $37,300 and expects operating weeks in the range of 9,350 to 9,450. Bakery-cafe openings in the second quarter are targeted at 26 (14 company and 12 franchise).

The Company is currently targeting third and fourth quarter earnings per diluted share of $0.33 to $0.34 and $0.47 to $0.48, respectively. These targets assume comparable bakery-cafe sales increases of 4.5% to 6.0% in the third quarter and 1.5% to 2.5% in the fourth quarter. Additionally, bakery-cafe openings in the fourth quarter are expected to be significantly higher, and to occur later in the fourth quarter in 2005, compared to 2004, resulting in increased costs in the fourth quarter. The Company expects fourth quarter 2005 openings of 56 (23 company and 33 franchise) compared to 41 (15 company and 26 franchise) in the fourth quarter of 2004.

Ron Shaich, chairman and chief executive officer commented, “All of our key metrics showed strength in the first quarter. System-wide comparable bakery-cafe sales increased 6.5% (7.1% company and 6.2% franchise) resulting in first quarter average weekly sales increasing 4.8% to $36,815. Operating weeks in the first quarter totaled 12,065. During the first quarter, we opened 32 new bakery-cafes (17 company and 15 franchise).”

Shaich continued, “Our business model remains strong with full year earnings per share targeted to increase by 25% to 27%. Our year-to-date comparable store sales growth remains robust reflecting not only increased year over year menu pricing and the success of Via Panera but also positive transaction growth fueled in part by the fourth quarter 2004 roll out of all natural, antibiotic free chicken as an ingredient in our salads and sandwiches. The better than expected roll out of all natural chicken, while fueling very strong comparable sales, does not provide the “normal” earnings flow associated with increased comparable sales growth. The success of the chicken is resulting in modestly higher than expected food cost as it was priced to preserve penny profit on each serving rather than to maintain our historic margin percentage.”

Neal Yanofsky, executive vice president and chief administrative officer commented, “We normally provide an updated full year target and the target for the upcoming quarter with each earnings release. However, we are today providing targets for each of the quarters for the remainder of the year as we believe it is important that investors understand that earnings growth will not occur ratably across each of the quarters of 2005. This is caused by several factors. We expect our year-to-year comparable store sales growth will moderate in the second half of the year as the company laps both a significant Q4 2004 price increase and the rollout of Via Panera. Additionally, our fourth quarter earnings growth is expected to be impacted by significant one time marketing development expenditures of approximately $2 million and the impact of a relatively back loaded bakery-cafe opening schedule. The increased number of company store openings in the fourth quarter of 2005 will have associated with them significant pre and post opening expenses which will negatively impact Q4 earnings. In addition Q4 results will be moderated as the company is expensing all construction period rent under the more conservative interpretation of lease accounting.”

The Company will discuss first quarter 2005 results in a conference call that will be broadcast on the internet at 8:30 A.M. Eastern Time on Wednesday, May 18, 2005. To access the call or view a copy of this release (when issued), go to http://www.panerabread.com/about_investor.aspx. Access to the call and the release will be archived for one year.

Included above are franchisee and system-wide comparable bakery-cafe sales increases and average weekly sales. System-wide sales are a non-GAAP financial measure that includes sales at all Company and franchise bakery-cafes, as reported by franchisees. Management uses system-wide sales information internally in connection with store development decisions, planning and budgeting analyses, and believes it is useful in assessing consumer acceptance of the Company’s brand and facilitating an understanding of financial performance as the Company’s franchisees pay royalties and contribute to advertising pools based on a percentage of their sales.

Panera Bread Company owns and franchises bakery-cafes under the Panera Bread® and Saint Louis Bread Co.® names. Additional information is available on the Company’s website, www.panerabread.com.

Matters discussed in this news release, including any discussion or impact, expressed or implied, on the Company’s anticipated growth in earnings, comparable bakery-cafe sales, average weekly sales, operating weeks , and bakery-cafe openings on operating results and future earnings per share contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. These statements are often identified by the words “believe”, “positioned”, “estimate”, “project”, “target”, “continue”, “intend”, “expect”, “future”, “anticipates”, “preliminary” and similar expressions. All forward-looking statements included in this release are made only as of the date of this release, and we do not undertake any obligation to publicly update or correct any forward-looking statements to reflect events or circumstances that management’s present belief, expectations, or intentions regarding the Company’s future performance. The Company’s actual results could differ materially from those set forth in the forward-looking statements due to known and unknown risks and uncertainties and could be negatively impacted by a number of factors. These factors include but are not limited to the following: the availability of sufficient capital to the Company and the developers party to franchise development agreements with the Company; variations in the number and timing of bakery-cafe openings; the ability by the Company and franchisees to operate additional bakery-cafes profitably; public acceptance of new bakery-cafes and new markets ; competition; national and regional weather conditions; changes in restaurant operating costs, particularly market changes, food and labor costs, and inflation; changes in consumer nutritional habits; consumer reaction to pricing or menu ingredient changes; changes in costs of new bakery-cafe openings; the actual cost of market research and other factors that may affect retailers in general. These and other risks are discussed from time to time in the Company’s SEC reports, including its Form 10-K for the year ended December 25, 2004.

PANERA BREAD COMPANY
CONSOLIDATED STATEMENTS OF OPERATIONS
(unaudited)
(In thousands, except per share amounts)

	For the quarter ended
	April 19, 2005	April 17, 2004
Revenues:
Bakery-cafe sales	$136,794	$97,102
Franchise royalties and fees	15,417	12,290
Fresh dough sales to franchisees	25,937	20,507

Total revenue	178,148	129,899
Costs and expenses:
Bakery-cafe expenses:
Cost of food and paper products	37,414	27,226
Labor	42,248	30,535
Occupancy	10,692	7,116
Other operating expenses	19,406	14,134

Total bakery-cafe expenses	109,760	79,011
Fresh dough cost of sales to franchisees	23,212	18,710
Depreciation and amortization	9,133	7,029
General and administrative expenses	13,239	9,204
Pre-opening expenses	862	626

Total costs and expenses	156,206	114,580

Operating profit	21,942	15,319
Interest expense	12	14
Other expense, net	4	226
Minority interest	—	126

Income before income taxes	21,926	14,953
Income taxes	8,003	5,459

Net income	$13,923	$9,494

Basic net income per share	$0.45	$0.32
Diluted net income per share	$0.44	$0.31
Shares used in calculation of basic EPS	30,612	30,052
Shares used in calculation of diluted EPS	31,400	30,705

PANERA BREAD COMPANY
CONSOLIDATED STATEMENTS OF OPERATIONS
MARGIN ANALYSIS
(unaudited)

The following table sets forth the percentage relationship to total revenues, except where otherwise indicated, of certain items included in the Company’s consolidated statements of operations for the period indicated. Percentages may not add due to rounding:

	For the quarter ended
	April 19, 2005	April 17, 2004
Revenues:
Bakery-cafe sales	76.7%	74.7%
Franchise royalties and fees	8.7	9.5
Fresh dough sales to franchisees	14.6	15.8

Total revenue	100.0%	100.0%
Costs and expenses:
Bakery-cafe expenses(1):
Cost of food and paper products	27.4%	28.0%
Labor	30.9	31.4
Occupancy	7.8	7.3
Other operating expenses	14.2	14.6

Total bakery-cafe expenses	80.2	81.4
Fresh dough cost of sales to franchisees(2)	89.5	91.2
Depreciation and amortization	5.1	5.4
General and administrative expenses	7.4	7.1
Pre-opening expenses	0.5	0.5

Total costs and expenses	87.7	88.2

Operating profit	12.3	11.8
Interest expense	—	—
Other expense, net	—	0.2
Minority interest	—	0.1

Income before income taxes	12.3	11.5
Income taxes	4.5	4.2

Net income	7.8%	7.3%

(1)	As a percentage of Company bakery-cafe sales.

(2)	As a percentage of fresh dough sales to franchisees.